EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended December 29, 2002

(Amounts in millions, except for per share amounts)

	2002	2001	2000
Basic:
Weighted average number of common shares outstanding	15.1	15.1	15.8
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Income (loss) from continuing operations before extraordinary item	$ 20.5	$ 10.5	$ 11.2
Discontinued operations:
(Loss) income from discontinued operations, net of taxes	-	-	(33.4)
Gain (loss) on disposal of discontinued operations, net of taxes	1.4	113.0	(43.6)
Extraordinary item, net of taxes	-	-	(1.5)

Net income (loss)	$ 21.9	$123.5	$(67.3)
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Per share amount:
Earnings from continuing operations before extraordinary item	$1.36	$ 0.70	$ 0.71
Discontinued operations, net of taxes	0.09	7.48	(4.87)
Extraordinary item, net of taxes	-	-	(0.10)

Basic earnings per share	$ 1.45	$ 8.18	$(4.26)
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Diluted:
Weighted average number of common shares outstanding	15.1	15.1	15.8
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	0.1	0.1	0.2

Common shares, equivalents and other potentially dilutive securities	15.2	15.2	16.0
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Income (loss) from continuing operations before extraordinary item	$ 20.5	$ 10.5	$ 11.2
Discontinued operations:
(Loss) income from discontinued operations, net of taxes	-	-	(33.4)
Gain (loss) on disposal of discontinued operations, net of taxes	1.4	113.0	(43.6)
Extraordinary item, net of taxes	-	-	(1.5)

Net income (loss)	$ 21.9	$123.5	$(67.3)
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Per share amount:
Earnings from continuing operations before extraordinary item	$ 1.35	$ 0.69	$0.70
Discontinued operations, net of taxes	0.09	7.43	(4.81)
Extraordinary item, net of taxes	-	-	(0.09)

Diluted earnings per share	$ 1.44	$ 8.12	$(4.20)
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